Mail Stop 4561

      April 10, 2006



Mr. Richard A. Montoni
Chief Financial Officer
Maximus, Inc.
11419 Sunset Hills Road
Reston, VA  20190

Re:	Maximus, Inc.
Form 10-K for the fiscal year ended September 30, 2005
      File No. 1-12997

Dear Mr. Montoni:

      We have completed our review of the above referenced filing and have no further comments at this time.



								Sincerely,



      Steven Jacobs
      Branch Chief



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Mr. Richard A. Montoni
Maximus, Inc.
March 23, 2006
Page 3